CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (“Agreement”) is made effective as of July 13, 2026, by and between OmniAb, Inc., a Delaware corporation (the “Company”), and Amechi Nwachuku (“Employee”).
The parties agree as follows:
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
    (a)    “Cause” shall mean any of the following: (i) Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (ii) Employee’s willful and material breach of any obligation or duty under this Agreement, the Company’s Confidentiality and Proprietary Rights Agreement (as defined below) or the Company’s written employment or other written policies that have previously been furnished to Employee, which breach is not cured within thirty (30) days after written notice thereof is received by Employee, if such breach is capable of cure; (iii) Employee’s gross negligence or willful misconduct, including without limitation, fraud, dishonesty or embezzlement, in the performance of his or her duties; or (iv) Employee’s continuing failure or refusal to perform his or her assigned duties or to comply with reasonable directives of the Board of Directors that are consistent with Employee’s job duties (which directives are not in conflict with applicable law), which failure is not cured within thirty (30) days after written notice thereof is received by Employee.
(b)    “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:
            (i)     a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or

        (ii)     the sale, license, transfer or other disposition (including establishing a royalty trust) of an asset or assets in one transaction or a series of related transactions which the Board of Directors determines, in its sole discretion, represent more than fifty percent (50%) of the aggregate value of the Company’s assets; or
        (iii)     the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.
    Notwithstanding the foregoing, no transaction, event or occurrence shall constitute a Change in Control for purposes of this Agreement, unless such transaction, event or occurrence also constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).
(c)    “Good Reason” shall mean the occurrence of any of the following events or conditions without Employee’s written consent:

            (i)    a material diminution in Employee’s authority, duties or responsibilities;
            (ii)    a material diminution in Employee’s base compensation;
            (iii)    a material change in the geographic location at which Employee must perform his or her duties; or
            (iv)    any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Employee under this Agreement.
    Employee must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Employee’s written consent within ninety (90) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Employee. Any voluntary termination of Employee’s employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Employee’s written consent.
(d)    “Ligand” shall mean Ligand Pharmaceuticals Incorporated, a Delaware corporation.
(e)    “Permanent Disability” means Employee’s inability to perform the essential functions of his or her position, with or without reasonable accommodation, for a period of at least one hundred twenty (120) consecutive days because of a physical or mental impairment.
(f)    “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to Ligand’s or the Company’s stock option and equity award plans or agreements and any shares of stock issued upon exercise thereof.
2.Severance.
    (a)    If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason within twenty-four (24) months following a Change in Control, then subject to the requirements of this Section 2 and Employee’s continued compliance with Section 3, Employee shall be entitled to receive, in lieu of any severance benefits to which Employee may otherwise be entitled, including under any Other Arrangement (as defined below), the benefits provided below:

        (i)    The Company shall pay to Employee (A) his or her fully earned but unpaid base salary, when due, through the date of termination at the rate then in effect, (B) his or her accrued but unpaid vacation or paid time off through the date of termination, when due, plus (C) all other amounts or benefits to which Employee is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or applicable law (the “Accrued Obligations”);

        (ii)    Employee shall be entitled to receive severance pay in an amount equal to the sum of:

            (A)    An amount equal to twelve (12) months of Employee’s monthly base salary as in effect immediately prior to the date of termination, plus

            (B)    An amount equal to the greater of (1) Employee’s maximum target bonus for the fiscal year during which the date of termination occurs or (2) Employee’s maximum target bonus for the fiscal year during which the Change in Control occurs, payable, in the case of both clauses (A) and (B), in a lump sum within ten (10) days following the effective date of Employee’s Release, but in no event later than two and one-half (2 ½) months following the last day of the calendar year in which the date of Employee’s termination of employment occurs;

        (iii)     Employee shall be entitled to receive a lump sum cash payment equal to (A) twelve (12) multiplied by (B) the monthly premium Employee would be required to pay for continuation coverage pursuant to COBRA for Employee and his or her eligible dependents who were covered under the Company’s health plans as of the date of Employee’s termination such that Employee’s premiums are the same as for active employees (calculated by reference to the premium as of the date of termination) (provided that Employee shall be solely responsible for all matters relating to his or her continuation of coverage pursuant to COBRA, including, without limitation, his or her election of such coverage and his or her timely payment of premiums), which payment shall be paid within ten (10) days following the effective date of Employee’s Release, but in no event later than two and one-half (2 ½) months following the last day of the calendar year in which the date of Employee’s termination of employment occurs; and
        (iv)    The vesting and/or exercisability of any outstanding unvested portions of Employee’s Stock Awards the vesting of which is solely time-based and not subject to the satisfaction of a performance condition shall be automatically accelerated on the effective date of Employee’s Release. In addition, Employee’s Stock Awards may be exercised by Employee (or Employee’s guardian or legal representative) until (A) the date that is nine (9) months following the date of termination, or (B) such longer period as may be specified in the applicable stock award agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original outside expiration date of such Stock Award; provided, however, that, any Stock Awards that vest in whole or in part based on the attainment of performance-vesting conditions shall be governed by the terms of the applicable Stock Award agreement. Employee’s vested Stock Awards shall be governed by the terms and conditions of the Stock Award agreements and the Company’s equity plan under which such Stock Awards were granted. Notwithstanding the foregoing, in the event the Stock Award agreement or the equity plan pursuant to which the Stock Awards were granted provides for more favorable treatment of Employee’s Stock Awards, nothing in this Agreement is intended to limit Employee’s right to such more favorable treatment as provided in such Stock Award agreement or equity plan.
(b)    Other Terminations. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason prior to a Change in Control or more than twenty-four (24) months following a Change in Control, or at any time by the Company for Cause, by Employee without Good Reason, or as a result of Employee’s death or Permanent Disability, the Company shall not have any other or further obligations to Employee under this Agreement (including any financial obligations) except that Employee shall be entitled to receive the Accrued Obligations and any rights Employee may have to severance under the Company’s standard severance policy. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(c)    Release. As a condition to Employee’s receipt of any post-termination benefits pursuant to Section 2(a) above, Employee shall execute and not revoke a general release of all claims in favor of the Company and its affiliates (the “Release”) in the form attached hereto as Exhibit A. Employee’s Release shall be deemed effective on the day following the expiration of any applicable revocation period. In the event the Release does not become effective within the fifty-five (55) day period following the date of Employee’s termination of employment, Employee shall not be entitled to the aforesaid payments and benefits.

        (d)    Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Employee’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Employee’s employment shall cease upon such termination. In addition, the severance payments provided for in Section 2(a) above are intended to be the exclusive severance benefits payable to Employee, in the event of a termination without Cause or resignation for Good Reason within twenty-four (24) months following a Change in Control, and such severance payments shall be paid in lieu of any severance payments Employee may otherwise be entitled to receive under any other plan, program, policy or agreement with the Company or any of its affiliates (including, without limitation, the Company’s Amended and Restated Severance Plan) (collectively, “Other Arrangements”). Therefore, in the event Employee becomes entitled to receive the severance payments and benefits provided under Section 2(a) of this Agreement, he or she shall receive the amounts provided under that section of this Agreement and shall not be entitled to receive any severance payments or severance benefits pursuant to any Other Arrangements. In the event of a termination of Employee’s employment with the Company, Employee’s sole remedy shall be to receive the payments and benefits described in this Section 2.
        (e)    No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 2 be reduced by any compensation earned by Employee as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Employee to the Company may be offset by the Company against amounts payable to Employee under this Section 2.
    (f)    Return of the Company’s Property. If Employee’s employment is terminated for any reason, the Company shall have the right, at its option, to require Employee to vacate his or her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his or her employment in any manner, as a condition to Employee’s receipt of any post-termination benefits described in this Agreement, Employee shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Employee shall deliver to the Company a signed statement certifying compliance with this Section 2(f) prior to the receipt of any post-termination benefits described in this Agreement.
        (g)    Best Pay Provision.
(i)In the event that any payment or benefit received or to be received by Employee pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change in ownership or control or the termination of the Employee’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). Except to the extent that an alternative reduction order would result in a greater economic benefit to Employee on an after-tax basis, the parties intend that the Total Payments shall be reduced in the following order: (w) reduction of any cash severance payments otherwise payable to Employee that are exempt from Section 409A of the Code, (x) reduction of any other cash payments or benefits otherwise payable to Employee that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code, (y) reduction of any other payments or benefits otherwise payable to Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A of the Code, and (z) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code; provided, in case of clauses (x), (y) and (z), that reduction of any payments or benefits attributable to the acceleration of vesting of Company equity awards shall be first applied to equity awards with later vesting dates; provided, further, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on Employee under Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Employee on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.
    (ii)    All determinations regarding the application of this Section 2(g) shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in ownership or control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments shall be taken into account which (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (B) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this “Best Pay Provision” section shall be done by the 280G Firm. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Employee and the Company within fifteen (15) days after notification from either the Company or Employee that Employee may receive payments which may be “parachute payments.” Employee and the Company will each provide the 280G Firm access to and copies of any books, records, and documents as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.

        (h)    Withholding. All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

        (i)    Deemed Resignation. Upon termination of Employee’s employment for any reason, Employee shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries, including his or her position as a member of the Board, if applicable, and shall take all actions reasonably requested by the Company to effectuate the foregoing. Employee’s resignation from all such positions shall be a condition to receive of the severance payments to Employee under Section 2(a).

3.Restrictive Covenants.
    (a)    Confidentiality and Proprietary Rights. Employee and the Company have executed the Company’s Proprietary Information and Inventions Assignment Agreement, a copy of which is attached to this Agreement as Exhibit B and incorporated herein by reference. The Company shall be entitled to cease all severance payments to Employee in the event of his or her breach of this Section 3.
    (b)    Protected Activities. Notwithstanding anything herein to the contrary, nothing in this Agreement or the PIIA shall (i) prohibit Employee from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other comparable federal agency, state agency or securities regulatory body (the “Government Agencies”); (ii) prohibit Employee from reporting possible violations of law to an appropriate Government Agency in a confidential manner without notice to the Company as authorized in any whistleblower protection provisions of any federal or state law or regulation; (iii) communicating directly with any governmental, law enforcement, regulatory or self-regulatory body; (iv) limit Employee’s lawful opportunity to cooperate with or participate in any administrative proceeding or investigation that may be conducted by a Government Agency; (v) receive awards from a Government Agency as a result of reporting or cooperation; or (vi) prohibit Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. With respect to any information disclosed pursuant to this protected activity exception that may constitute confidential or proprietary information, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure to any parties other than the relevant agency or authority. Except as prohibited by applicable law, rule, or regulation, the payments paid to pursuant to this Agreement will be the sole monetary relief available to Employee, and Employee will not be entitled to recover, and agrees to waive, any additional personal monetary relief that may be sought from or awarded against the Company in the future without regard to who filed or brought such claim. However, this Agreement does not waive Employee’s right to receive an award for original information from any Government Agency, including but not limited to any such award pursuant to Section 21F of the Securities Exchange Act of 1934. Further, Employee’s participation in an investigation or other legal matter may include a disclosure of trade secret information provided that it must comply with the restrictions in the Defend Trade Secrets Act of 2016 (“DTSA”). The DTSA provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (x) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document if such filing is under seal so that it is not made public. Also, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

4.Dispute Resolution. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration in accordance with the arbitration provisions contained in the Arbitration Agreement between Employee and the Company (the “Arbitration Agreement”), a copy of which is attached to this Agreement as Exhibit C and incorporated herein by reference. This Section 4 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Employee’s employment; provided, however, that neither this Agreement nor the submission to mediation or arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Employee and the Company expressly waive their right to a jury trial. The parties agree that any claim asserted in arbitration may be made only on an individual basis, and the parties may not assert claims on a representative, class or other collective basis. Finally, Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of Employee’s choice before signing this Agreement.
5.At-Will Employment Relationship. Employee’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Employee or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Employee and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.
6.General Provisions.
(a)Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(b)Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
(c)Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms.

Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
(d)Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Alameda County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
(e)Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Employee at his or her most recent residence and personal email address on file with the Company and to the Company at its principal place of business, or such other address as either party may specify in writing.
(f)Survival. Sections 1 (“Definitions”), 2 (“Severance”), 3 (“Confidentiality and Proprietary Rights”), 4 (“Dispute Resolution”) and 6 (“General Provisions”) of this Agreement shall survive termination of Employee’s employment by the Company.
(g)Entire Agreement. This Agreement, the Arbitration Agreement and the Company Proprietary Information and Investments Assignment Agreement incorporated herein by reference together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral; provided, however, that for the avoidance of doubt, all Other Arrangements (as such Other Arrangements may be amended, modified or terminated from time to time) shall remain in effect in accordance with their terms, subject to Section 2(d) hereof. This Agreement may be amended or modified only with the written consent of Employee and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
(h)Code Section 409A Exempt.
(i)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”). The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Code Section 409A, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. If the Company and Employee determine that any compensation or benefits payable under this Agreement may be or become subject to Code Section 409A and related Department of Treasury guidance, the Company and Employee agree to amend this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company and Employee deem necessary or appropriate to (A) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (B) comply with the requirements of Code Section 409A and related Department of Treasury guidance.
(ii)For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. For purposes of this Agreement, to the extent necessary to ensure that the payments hereunder comply with or are exempt from Code Section 409A, all references to Employee’s “termination of employment” shall mean his or her “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)).
(iii)Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s separation from service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of Employee’s separation from service with the Company or (B) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.
(iv)In the event that the amounts payable under this Agreement constitute “non-qualified deferred compensation” subject to Code Section 409A, and the timing of the delivery of Employee’s Release could cause the severance benefits described in Section 2(a) to be paid in one or another calendar year, then notwithstanding the payment timing set forth in such section, such amounts shall not be payable until the later of (A) January 1 of the second calendar year, or (B) the payment date set forth in Section 2(a).
(v)To the extent required by Code Section 409A, any reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (A) the amount of expenses eligible for reimbursement, or in-kind benefits provided during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (B) any payments in lieu of the benefits shall be paid no later than the end of Employee’s taxable year next following Employee’s taxable year in which the benefit or expense was due to be paid; and (C) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(i)Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

    THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.
OmniAb, Inc.

Dated:     July 16, 2026                By:    /s/ Charles Berkman
    Name: Charles Berkman
    Title: Chief Legal Officer

Employee

Dated:     July 17, 2026                    /s/ Amechi Nwachuku
Amechi Nwachuku
Address:

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]
This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, between Amechi Nwachuku (“Employee”) and OmniAb, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).
WHEREAS, Employee and the Company are parties to that certain Change in Control Severance Agreement dated as of ________, 2026 (the “Agreement”);
WHEREAS, the Parties agree that Employee is entitled to certain severance benefits under the Agreement, subject to Employee’s execution of this Release; and
WHEREAS, the Company and Employee now wish to fully and finally to resolve all matters between them.
NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Employee pursuant to the Agreement, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that he or she would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:
1.    General Release of Claims by Employee.
    (a)    Employee, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section

621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.
Notwithstanding the generality of the foregoing, Employee does not release the following claims:
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;
(iv)    Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company;
    (v)    Employee’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Employee does release his or her right to secure any damages for alleged discriminatory treatment;
    (vi)    Claims based on any right Employee may have to enforce the Company’s executory obligations under the Agreement;
    (vii)    Claims Employee may have to vested or earned compensation and benefits; and
    (viii)    Employee’s right to communicate or cooperate with any governmental agency.
    (b)    EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
    “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
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    (c)     Employee acknowledges that this Release was presented to him or her on the date indicated above and that Employee is entitled to have twenty-one (21) days’ time in which to consider it. Employee further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Employee may obtain advice concerning this Release from an attorney of his or her choice, and Employee has had sufficient time to consider the terms of this Release. Employee represents and acknowledges that if Employee executes this Release before twenty-one (21) days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period.
    (d)     Employee understands that after executing this Release, Employee has the right to revoke it within seven (7) days after his or her execution of it. Employee understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Release in writing. Employee understands that this Release may not be revoked after the seven (7) day revocation period has passed. Employee also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.
    (e)     Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the eighth (8th) day after my execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above. Employee further understands that Employee will not be given any severance benefits under the Agreement until the effective date of this Release.
2.    Continuing Obligations.
    (a)     Employee hereby expressly reaffirms his or her obligations under Section 3 of the Agreement and the Company’s Proprietary Information and Inventions Assignment Agreement, and agrees that such obligations shall survive the date of Employee’s termination of employment.
    (b)     By signing below, Employee confirms that Employee has surrendered to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.
3.    No Assignment. Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Company Releasees, or any of them. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.
4.    Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
5.    Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel
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representing the Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.
6.    Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Alameda County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
7.    Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, including without limitation, any offer letter between Employee and the Company. This Release may be amended or modified only with the written consent of Employee and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. For the avoidance of doubt, this Release constitutes a part of the Agreement and shall be subject to the terms thereto, including Section 4.
8.    Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

Employee                        OmniAb, Inc.

Print Name: Amechi Nwachuku                Print Name:
                            Title:

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EXHIBIT B
PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

[Attached]

EXHIBIT C
ARBITRATION AGREEMENT

[Attached]